EXHIBIT 99.2

NorthWestern corporation
d/b/a NorthWestern Energy
125 S. Dakota Ave.
Sioux Falls, SD 57104
www.northwesternenergy.com

News Release	NASDAQ-GS: NWEC

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Claudia Rapkoch	Dan Rausch
(866) 622-8081	(605) 978-2902
claudia.rapkoch@northwestern.com	daniel.rausch@northwestern.com

NORTHWESTERN ENERGY ENTERS INTO SEVEN-YEAR

ELECTRIC SUPPLY AGREEMENT WITH PPL MONTANA

New agreement provides reliable source of electricity

at a significant discount to current market prices

Butte, Mont. – July 5, 2006 - NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ-GS: NWEC) today announced that it has signed a seven-year power purchase agreement (“Agreement”) with PPL Montana (“PPLMT”). The Agreement, which takes effect after NorthWestern’s current contract with PPLMT expires next year, provides NorthWestern’s Montana default supply customers with a source of reliable electricity supply beginning July 1, 2007, at a significant discount to current market prices.

The Agreement calls for NorthWestern to initially purchase 325 megawatts to meet more than one-third of its near-term electricity supply requirements. The megawatt hours purchased decline over the seven-year period, allowing NorthWestern to methodically transition its electricity supply mix to more diverse resources. Over the life of the agreement, NorthWestern will purchase 13.7 million megawatt hours at a cost of approximately $675 million. This procurement strategy provides NorthWestern with flexibility to pursue other long-term electricity supply options and is consistent with NorthWestern’s 2005 Electricity Default Supply Resource Plan that was filed with the Montana Public Service Commission in December.

“Electric supply continues to be one of the most significant and challenging issues we face at NorthWestern today,” said Mike Hanson, President and CEO. “There is probably no single item that receives as much time and attention. This Agreement with PPLMT represents months of negotiations and is a testament to the quality of our team in Montana. They have worked hard to find a solution that provides reliable electric supply at reasonable prices while allowing us the flexibility to pursue the more permanent and longer-term electric supply options we feel are in the best interest of our customers.”

The Agreement is intended to limit customers’ exposure to market volatility by providing supply at a fixed price throughout the life of the contract. The fixed-price cost per kilowatt-hour (kWh) gradually increases over the span of the Agreement at a rate that is less than recent inflation rates. While the cost of electricity will gradually increase by a fixed amount over time, the volumes purchased will also decline by a fixed amount. This will enable NorthWestern to make future electricity purchases at regular intervals to maintain a diversified portfolio that takes advantage of, among other things, potential new generation sources and demand side management activities.

“This Agreement addresses concerns regarding the evolution of the default supply procurement strategy. Our customers have an assured source of electricity supply beginning next July that is structured in a manner that enables us to continue with our long-term planning strategy emphasizing price stability and supplier diversity,” said Dave Gates, Vice President - Wholesale Operations. “Obviously, the default supply obligation has changed significantly since it was first implemented almost 10 years ago. This Agreement reflects the reality of today’s situation and provides the necessary flexibility that we need to provide the best possible portfolio of resources to provide reliable and reasonably priced electricity for our customers for many years to come.”

As a result of this new power supply agreement, typical residential electric bills are expected to increase by approximately 7 percent beginning July 1, 2007. NorthWestern’s billing statements provide customers with detailed costs for the various components that comprise their total billed amount. This change affects the energy supply portion of their bill, which is a “pass-through” cost, meaning that NorthWestern does not make a profit on the sale of energy supply to the customer.

Later this year, NorthWestern will conduct its previously announced auction process to purchase additional electricity supply.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 628,500 customers in Montana, South Dakota and Nebraska. For more information about NorthWestern Energy, visit our Web site at www.northwesternenergy.com.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•	the effect of the definitive agreement to sell NorthWestern to Babcock & Brown Infrastructure Limited (BBI), including the consummation of the sale or the termination of the definitive agreement;
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our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation arising from our bankruptcy proceeding, litigation related to our acquisition of the electric and natural gas transmission and distribution business formerly held by The Montana Power Company, and the formal investigation being conducted by the SEC;

•	unscheduled generation outages, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;
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unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•	adverse changes in general economic and competitive conditions in our service territories; and

•

potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse effect on our liquidity, results of operations and financial condition.

Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

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